EXPENSE LIMITATION AGREEMENT

FOR

THE TORRAY RESOLUTE FUND

THIS AGREEMENT, dated as of January 1, 2012, is made and entered into by and between The Torray Fund, a Massachusetts business trust (the “Trust”), on behalf of its separate investment series set forth on Schedule A attached hereto (the “Fund”), and Torray LLC (the “Manager”).

WHEREAS, the Manager has been appointed the investment manager of the Fund pursuant to a Management Contract between the Trust, on behalf of the Fund, and the Manager (the “Management Contract”); and

WHEREAS, the Trust and the Manager desire to enter into the arrangements described herein relating to certain expenses of the Fund;

NOW, THEREFORE, the Trust and the Manager hereby agree as follows:

1. The Manager agrees to reduce the fees payable to it under the Management Contract and/or reimburse other expenses of the Fund during the period ending May 1, 2013, to the extent necessary to limit the total operating expenses of the Fund to the amount of the “Maximum Operating Expense Limit” applicable to the Fund as set forth on the attached Schedule A.

2. A copy of the Agreement and Declaration of Trust establishing the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by the Trust on behalf of the Fund by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE TORRAY FUND	TORRAY LLC

By: /s/ William M Lane	By: /s/ William M Lane

Name: William M Lane	Name: William M Lane

Title: Trustee and Treasurer	Title: Vice President

SCHEDULE A

OPERATING EXPENSE LIMIT

Fund Name	Maximum Operating Expense Limit*

The Torray Resolute Fund	1.25%

*	Expressed as a percentage of the Fund’s average daily net assets.